Cabot ETF Partners, LLC
Code of Ethics

REVISION DATE
This version of the Code of Ethics (“Code”) is effect as of December 1, 2020

DEFINITIONS
Access Person: An Access Person is defined to include:
(i)Any director, officer, general partner or key investment personnel of Cabot ETF Partners, LLC (“Cabot”)
(ii)Any supervised person of Cabot who has access to nonpublic information regarding any portfolio holdings of an ETF advised by Cabot;
The Chief Compliance Officer will notify an employee if that person fits the above definition and will maintain a list of all Access Persons. Interns and temporary employees are not exempt from the definitions above.

Beneficial Interest: Any direct or indirect ownership, future ownership, control or authority interest in an investment account or security, including beneficiary, heir, trustee, executor, investment advisor or other status over trust accounts, estate assets, custodial accounts or other accounts in which the employee has an interest or exercises authority or investment discretion.
Household Member: An access person’s spouse, children living at home, any other member of the person’s immediate household, a trust or estate in which the person or any member of his or her immediate household has a beneficial interest or over which the person or member of the immediate household has control.
Insider: Insiders are owners, officers, directors and employees of a company and the Firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.
Insider Trading: Insider trading is buying or selling securities by an “insider” while he or she is in possession of material non-public information; or trading by a non-insider while he or she is in possession of material non-public information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or communicating material non-public information to others in violation of one’s duty to keep such information confidential
Investment Personnel: Investment Personnel include any employee of Cabot who regularly participates in making
Material: Information is material if there is a substantial likelihood that a reasonable client would consider it important in making his or her investment decisions, or if public dissemination of it would have a substantial effect on the price of a company’s securities. Information presumed to be material includes, dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.
Non-public: Information is non-public until it has been effectively communicated to the market place and made available to the general public. Information found in filings with the Securities and Exchange Commission, or appearing in the Dow Jones, Reuters Economic
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Services, the Wall Street Journal, Bloomberg Financial or other publications of general circulation would be considered public.
Tipping: The act of communicating material non-public information to others, or recommending a securities transaction to others while in possession of material non-public information about the security or the company in question.

POLICIES
Purpose of the Code
The Code is designed to ensure that Access Persons conduct their personal trading activities in a manner that does not take advantage of their access to non-public securities holding information and trade activities of Cabot ETF Partners, LLC (hereinafter “Cabot”) customer and to reasonably prevent Access Persons from the following

•Employing any device, scheme or artifice to defraud a Cabot customer
•Making any untrue statement of material fact to a customer or omitting to state a material fact necessary in order to make the statements made to the customer not misleading in light of the circumstances under which they are made; or
•Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a customer.

Access Persons must observe the applicable standards of duty and care, and comply with all applicable federal and state securities laws. Access Persons may not evade the Code’s provisions by having another person, whether family, friend or other, act in a manner in which the Access Person is prohibited to act.

Access Persons are required to disclose and report personal securities accounts and activities as described in the Code. Disclosures and reports will be monitored by Compliance staff in an effort to ensure that Access Persons are not taking advantage of their access to non-public securities holding information and trade activities. Access Persons are required to report to Compliance any violations of the Code promptly. Access Persons must adhere to all broker dealer/branch business and office procedures.
Administration and Reporting
Access Persons certify receipt of, understanding of, and intent to comply with, the Code; record the execution of trades, maintain necessary records, and maintain reports or copies of statements of all disclosed accounts. Gifts are reported via email or handwritten communications.

The Chief Compliance Officer may make exceptions to the provisions of the Code where necessary to ensure reporting is complete and as accurate as possible given the various policies and procedures.
Persons Subject to the Code of Ethics
The following individuals are subject to the Code as “Access Persons”:
•Officers and Directors of Cabot;
•Investment Advisor Representatives of the Registered Investment Advisor; and
•Employees and Independent Contractors of Cabot with access to customer trading records or customer information.
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Applicability of the Code to Access Persons
Every section of the Code is applicable to Access Persons, including the sections on Disclosing Accounts.
Copies of the Code of Ethics
The Code is delivered to every Access Person,and is distributed as material changes are made. A copy of the Code is available upon request from the Chief Compliance Officer of Cabot.
General Requirements and Prohibitions
Inside Information
Under no circumstances may an Access Person use material, non-public information in connection with any securities transaction. Such activity is considered a violation of the Code.

False Information; Market Manipulation
Under no circumstances may an Access Person knowingly provide or spread false information in connection with any potential securities transaction. Nor may an Access Person take other action that may be considered market manipulation or illegal activity with respect to any security. Such activity is considered a violation of the Code.

General Requirements
Under no circumstances may an Access Person violate applicable securities laws or applicable fiduciary principles, including the duty to place the interests of customers first and maintain in confidence information concerning the securities holding of customers. Such activity is also considered a violation of the Code. Access Persons who are Registered Representatives of the broker dealer must comply with all of the policies, procedures and other requirements that are applicable to them in those capacities.

Disclosing Accounts; Applicability; Types of Financial Accounts
Access Persons must disclose Securities accounts. Securities accounts which must be disclosed include those held at broker-dealers, transfer agencies, investment advisory firms and other types of financial services firms.

Before an Access Person establishes any Securities account in which the Access Person has Beneficial Ownership, the Access Person must provide Cabot with information about the account, including but not limited to the name and address of the financial services firm where the account will be maintained and type(s) of securities in the account.

Disclosure of Establishment of Securities Account
Before an Access Person establishes any securities account in which the Access Person has Beneficial Ownership, the Access Person must disclose to the financial institution holding the account the Access Person’s association with Cabot and the requirement to provide Cabot with information about the account.

Accounts in which Access Persons have Beneficial Ownership
Financial accounts which must be disclosed include those in which the Access Person has Beneficial Ownership. Accounts in which the Access Person has Beneficial Ownership are those in which the Access Person has any direct or indirect financial interest, including:
•Accounts held individual in the Access Person’s own name or jointly with others;
•Accounts held by members of the Access Person’s family sharing the same household;
•The Access Person’s proportionate interest in portfolio securities held in partnership (e.g., an investment club)
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•Accounts holding derivative securities that can be converted through exercise or conversion (e.g., options and warrants)
•Situations where securities are held in certificate form (e.g., stock certificates and coupon bonds held in files, safes and safe deposit boxes
•Accounts held at Investment Advisory firms, even where the Investment Advisory firm has complete discretion.

Exempted Accounts
Accounts that are exempt from the disclosure requirements include:
•Accounts that hold ONLY exempt securities (described later)
•401(k) plan accounts that do have any direct brokerage options.

Duplicate Confirmations and Statements
Access Persons must provide copies of statements for securities accounts in which they have Beneficial Ownership within 10 days of becoming an Access Person.

Disclosing Security Holdings
Disclosure of Securities
When used in this Code, “Security” has the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940 which states:
“…any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option, or privilege entered into on the national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee or, or warrant or right to subscribe to or purchase, any of the foregoing.”

Exempt Securities
Securities that are not reportable and not included in the definition of security for the purpose of the Code include:
•Direct obligations of the Government of the United States
•Bankers’ acceptances
•Bank certificates of deposit
•Commercial paper
•High qualify short-term debt instruments including repurchase agreements
•Money market mutual funds
•Open-end mutual funds; and
•Unit investment trusts (UITs), including variable annuity and variable life insurance contracts.
Initial Holdings Report
Access Persons must, within 10 business days of becoming an Access Person or prior to being released to act as an Investment Adviser Representative (whichever occurs first for new Access Persons), provide the Compliance Department with a copy of a report meeting the initial holding report requirements of SEC Rule 204A-1(b)(1).

A copy of a statement issued by the financial services firm where the account is maintained containing information on the securities in the account which is current as of a date no more
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than forty-five (45) days prior to the date of becoming an Access Person can satisfy this requirement.

If an account statement cannot be provided (e.g., the security is not held by a financial services firm), the Access Person must provide the Compliance Department    with a list of securities owned that meets the requirements of SEC Rules 204A-1(b)(1).

Annual Holdings Report
Access Persons must furnish the broker dealer with copies of annual holding reports meeting the requirements of SEC Rule 204A-1(b)(1).

Copies of year-end annual statements issued by the financial services firm where the account is maintained can satisfy this requirement as follows:
•Annual account statements must be received on or before January 30 of the following year and contain information on all holdings of any security in which the Access Person has Beneficial Ownership;
•Current as of a date not more than forty-five (45) days prior to the date the statement is submitted.

    If annual account statements cannot be provided (e.g., the security is not held by a     financial services firm), on or before January 30 of the following year, the Access     Person must provide the Compliance Department with a list of Securities owned as of     year-end that meets the requirements of SEC Rule 204A-1(b)(1).

Information on the Initial and Annual Holdings Reports
The initial and annual holdings reports must list all non-exempt securities holding in which an Access Person has Beneficial Ownership within forty-five (45) days of reporting. The information required by SEC Rule 204A-1(b)(1) includes:
•Security name and type, as applicable;
•Ticker symbol or CUSIP number;
•Number of shares;
•Principal amount;
•Name of any broker-dealer or bank with where the Access Person has Beneficial Ownership of an account; and
•Date the Access Person submits the report.
Prohibited Transactions and Pre-Clearance Requirements
No Access Person may acquire, directly or indirectly, Beneficial Ownership in any Security that without prior written approval of the Cabot Chief Compliance Officer. Requests must clearly describe any special circumstances that might support such approval. The Chief Compliance Officer must receive written approval from the Portfolio Manager prior to acquiring, directly or indirectly, Beneficial Ownership in any Security.
Quarterly Transaction Reporting
Quarterly Transaction Report
Access Persons must furnish Cabot with copies of quarterly transaction reports meeting the requirements of SEC Rule 204A-1(b)(2).

Copies of quarterly statements issued by the financial services firm where the account is maintained can satisfy this requirement as follows:
•Quarterly account statements must be received within thirty (30) days after the end of each calendar quarter and contain information on all transactions during the
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previous calendar quarter in any security in which the Access Person has acquired or sold any direct or indirect Beneficial Ownership.

If quarterly account statements cannot be provided (e.g., the security is not held by a financial services firm), within thirty (30) days after the end of each calendar quarter, the Access Person must provide the Compliance Department with a list of securities transactions that meets the requirements of SEC Rule 204A-1(b)(2).

Information on the Quarterly Transaction Report
The Quarterly Transaction Report must include all transactions in securities in which an Access Person has Beneficial Ownership that occurred during the previous quarter unless the security or transaction is specifically exempted.

The information required by SEC Rule 204A-1(b)(2) includes:
•Security name;
•Date of transaction, as applicable
•Ticker symbol or CUSIP number;
•Interest rate and maturity date;
•Number of shares;
•Principal amount;
•Nature of transaction (e.g., purchase or sale);
•Price at which transaction was effected;
•Name of broker-dealer or bank involved in the transaction; and
•Date the Access Person submits the report.

Transactions Exempt from Quarterly Reporting
The following transactions do not need to be reported, even if they involve reportable securities:
•Transactions completed under an Automatic Investment Plan;
•Transactions completed under an Automatic Redemption Plan; and
•Non-volitional transactions (e.g., stock splits and dividend reinvestments).

The Chief Compliance Officer will reconcile preclearance requests with trade confirms on a no-less than quarterly basis.
Code Administration, Violation Reporting and Sanctions
Responsibility for the Administration of the Code
The Chief Compliance Officer is responsible for overseeing the implementation of the Code on a day-to-day basis. The Chief Compliance Officer is responsible for collecting, reviewing and recording forms and reports associated with the Code. The Portfolio Manager will review and record Chief Compliance Officer’s forms and reports required by the Code.

Sanctions
If a potential violation of the Code is identified, the Access Person involved will be contacted to discuss the issue. If an Access Person violates a provision of the Code, sanctions may be imposed as necessary, based on a variety of factors including the seriousness of the infraction, any history of violations, and the dollar amount involved.

Sanctions for violations of the Code’s provisions may include:
•Verbal warning;
•Additional training;
•Letter of Caution;
•Suspension of personal securities trading privileges;
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•Suspension of employment; or
•Termination of employment.

Violations Reporting Requirements
All Access Persons of Cabot are required to promptly report known or suspected violations of the Code of Ethics. Access Persons who have identified any potential issues or breaches of this Code, or who have questions regarding the interpretation of this Code, should contact Cabot at 800-971-8070.
Office Procedure and Rules
Office Rules
The Access Person shall follow all office rules in the use of office equipment, office materials, technology, and office supplies. The Access Person is responsible for damages caused due to their own negligence.
If Access Person’s primary business location is at a property provided through Cabot Financial Services and Cabot Financial services is the beneficial owner of such property, such as but not limited to being a leasee, the Access Person is required to follow all lease provisions, agreements, and warrants expressed in the lease and/or property agreement. The Access Person may take no action that may jeopardize any lease clause and/or agreement.

Prospective Employee Due Diligence
The Chief Compliance Officer is responsible for reviewing the qualifications of all prospective professional-level staff members. A determination is made as to whether the applicant is, or has ever been subject to statutory disqualification under state or federal securities laws. In making the determinations to hire, she may rely on the information provided to the Firm by the applicant. If she determines that such information is inadequate, the Chief Compliance Officer will make an independent investigation of the applicant. Such investigation may include a background check by a consumer reporting agency, an examination of the character, business reputation, qualifications and experience of the applicant, and a verification of all information submitted for the registration of such person, if applicable.

Employee Personal Trading
Access persons are subject to personal investment account trade reporting designed to ensure that no Firm client is disadvantaged in any respect by the personal investment transactions of an access person or his or her household member. The policy requires prior Chief Compliance Officer approval of all non-exempt personal trades, the Firm’s receipt of duplicate accounts statements for all personal investment accounts and specifically prohibits trading on the basis of inside information and trading ahead of client orders (front running).
Insider Trading
It is Firm policy that no staff member may engage in insider trading, i.e. trade, either personally or on behalf of his or her household members or other third party, on the basis of material non-public information. No staff member may communicate material non-public information to others. This policy applies to every principal and staff person, and extends to activities both within and outside of their duties at the Firm.

In making its investment decisions, Cabot compiles research and investment analyses and relies on information received from outside research sources and from securities issuers.

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Information that staff should consider to be material includes, among other things, information about changes in dividend policies, earnings estimates, changes in previously released earnings estimates, manufacturing problems, executive turnover, significant merger or acquisition proposals, major litigation, liquidity problems, significant new products, services or contracts, or the cancellation of significant orders, products, services or contracts. Until made public, employees are precluded from trading on such information either for their personal accounts or on behalf of client accounts. Any determination of the material and/or non-public nature of a given piece of information is to be made by the Chief Compliance Officer in her sole discretion.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or its clients, is proprietary to the Firm and must be kept confidential except to the extent disclosure of the information is necessary to accomplish the business of the Firm and only to the extent that disclosure does not violate applicable law. Where such information is material, it should be considered non-public and employees are precluded from trading on the information or communicating it to others without the approval of the Chief Compliance Officer.
Conflicts of Interest and Outside Business Activity
The Firm’s access persons are required to avoid any outside activities, interests or relationships that either directly or indirectly conflict with, or create the appearance of the existence of a conflict of interest with their ability to act in the best interests of the Firm and its clients. If a conflict of interest or the appearance of a conflict arises between the interests of the Firm or its clients and the interest of the staff member, the interests of the Firm and its clients will prevail. The determination as to the existence or appearance of a conflict is made by the Chief Compliance Officer in her sole discretion.

It is Firm policy that no staff member may accept employment or compensation from any other person as a result of any business activity, other than a passive investment, outside the scope of his or her relationship to the Firm, unless he or she has provided prompt written notice to the Firm and received authorization from the Chief Compliance Officer. Exempted from this requirement are private securities transactions for which the access person has provided written notice to the Firm, received authorization for and complied with all conditions set, if any.

The following actions are prohibited without the prior written consent of the Chief Compliance Officer:
•Rebating, either directly or indirectly, to any person or entity any part of the compensation received from the Firm as a staff member;
•Accepting, either directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee gratuity or other consideration in connection with any transaction on behalf of the Firm or a client account;
•Beneficially owning any security or having, either directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for beneficial ownership of not more that 4.9% of the outstanding securities of any business that is publicly owned; and
•Executing transactions in securities for which any staff member or a household member holds a position on the board of directors or any other committee of a publicly traded company. Access Persons may not serve as a director on a board of a company which is a portfolio holding.
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Confidentiality of Client and Proprietary Information
Staff is required to maintain all information regarding client personal information and account activity, and Firm proprietary information in the strictest confidence and to follow all privacy procedures set out elsewhere in this manual at all times.
Regulatory Investigation, Disciplinary Enforcement, Litigation
Any staff member that becomes the subject of a regulatory investigation, disciplinary enforcement action or litigation, or is served with a subpoena, or becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority must immediately inform the Chief Compliance Officer of such.

ENTERTAINMENT, GIFTS, AND POLITICAL CONTRIBUTIONS
The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could raise conflicts of interest or the call into question the independence of its judgment as a fiduciary of its clients by creating an appearance of a conflict of interest. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein. ALL GIFTS AND ENTERTAINMENT WITH A VALUE IN EXCESS OF $300 MUST BE REPORTED TO THE CHIEF COMPLIANCE OFFICER.

The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. If there is any question about the appropriateness of any particular gift, employees should consult the Chief Compliance Officer. Under no circumstances may a gift to the Firm or any employee be received as any form of compensation for services provided by the Firm or employee.
Accepting Gifts
On occasion, because of an employee’s position with the Firm, the employee may be offered, or may receive, gifts or other forms of non-cash compensation from clients, brokers, vendors, or other persons not affiliated with the Firm. Under no circumstances may a gift to the Firm or any employee be received as any form of compensation for services provided by the Firm or employee. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer.
•While all gifts and entertainment with a value in excess of $300 MUST BE REPORTED TO THE CHIEF COMPLIANCE OFFICER; and
•Single or multiple gifts (including logoed promotional items with more than a nominal value) whose reasonable aggregate value is NO MORE THAN $500 ANNUALLY FROM A SINGLE GIVER MAY BE ACCEPTED. Gifts of logoed promotional items with a nominal value (e.g., pens, mugs, tote bags etc.) may be accepted.
Accepting Meals and Entertainment
Employees may accept customary business lunches, dinners, entertainment at which both the employee and the giver are present (e.g., sporting or cultural events). Extraordinary or extravagant entertainment events are not permissible and must be declined. All such meals and entertainment must be pre-approved by and/or reported to the Chief Compliance Officer.

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Accepting Payments for Tuition or Fees to Conferences or Other Industry Events Employees may accept payments for tuition and expenses to conferences and other industry events as long as they are paid for by the sponsor of the event; they are held in an appropriate location, participation is not conditioned on meeting commission or other sales targets or other incentives and payments do not include expenses related to the employee’s spouse or other guests. All such payments for conferences and meetings must be pre-approved by and reported to the Chief Compliance Officer, or in the case of the Chief Compliance Officer’s participation, by another member of the Firm’s senior management.
Giving Gifts to Industry Professionals and Vendors
Gifts to any broker-dealer, other industry professional, vendor or other person may not be used to correct a trade error or to offset any amount otherwise due to the recipient. Employees may not give any gift(s) with an aggregate value in excess of $300 per year to any person associated with a securities or financial organization, including exchanges, broker-dealers or other investment management firms, or to members of the news media.
Giving Gifts to Clients and Prospective Clients
Gifts to a client may not be used to effect a rebate or refund of fees, to compensate a trade error or to offset any amount otherwise due to the client. Employees may not give clients any gift(s) with an aggregate value in excess of $500 per year. Employees may not give prospective clients gift(s) with an aggregate value in excess of $500 per year.
Providing Entertainment
Employees may provide reasonable (neither extraordinary nor extravagant) entertainment to clients or prospective clients provided that both the employee and the recipient are present and there is a business purpose for the entertainment.
Solicitation of Gifts
All solicitation of entertainment, gifts or gratuities from any client, broker-dealer, vendor or other person is unprofessional and is strictly prohibited.
Client Complaints
Employees may not make any payments or other account adjustments to clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.
ERISA Considerations
ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Employees should never offer gifts, entertainment or other favors for the purpose of influencing ERISA client or prospective client decision-making. Similarly, employees should not accept gifts, entertainment or other favors offered by others who wish to do business with the Firm or its ERISA clients.
Political Contributions (No “Pay to Play”)
Investment advisors who seek to influence the award by public entities of advisory contracts by making political contributions to public officials representing potential public entity clients (pension plans) have compromised their fiduciary duty to such entities. Therefore, the Firm
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and its employees are prohibited from directly or through a third party making political contributions (whether in the U.S. or to non-U.S. officials), in excess of $250 to any public official affiliated with a current or potential public entity client. Political contributions include payments to political action committees, political parties, inauguration/transition committees and to foundations or other charitable organizations associated with the public official.

Limited exceptions to these policies may be made with the written approval of the Chief Compliance Officer.
Review of Employee Communications
All written correspondence related to the Firm’s business, and in particular client correspondence is subject to review by the Chief Compliance Officer. The Firm is required to maintain records of all staff correspondence relating to clients, client accounts, client account transactions and proprietary account transactions. In addition, the Firm is required to monitor employee trading activities and compliance with the Firm’s conflict of interest and insider trading policies and procedures. Consequently, it is Firm policy to randomly review and/or archive all employee communications, including email and other forms of electronic communication for compliance purposes.
Staff are admonished that unless the Firm has subscribed to an instant messaging archiving service, they are not permitted to communicate with clients or other third parties via instant messaging or other personal, personal electronic messaging devices regarding any Firm business. All smart phones, PDA and other personal electronic messaging devices must be synchronized with the Firm’s email server to enable the retention of client and Firm correspondence. Staff is further admonished that they may not communicate with Firm clients regarding any Firm business via any personal, non-Firm email or instant messaging account.
The Firm has adopted an email archiving system for all email. Email is subject to review and storage by the Chief Compliance Officer regardless of its nature as personal or work related. Staff is advised that they should have no expectation of privacy regarding personal communications that are sent or received via email.

By signing this Code of Ethics with Cabot ETF Partners, LLC (herein after “Cabot”), you are agreeing to abide by the rules set forth with in this document:

Signature	Date

Name
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